                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated February 9, 2001 which appears in the December 31, 2000 Annual Report to Shareholders of EQ Advisors Trust, which is also incorporated by reference into the Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
March 2, 2001